Exhibit 10.1

August 31, 2026

Jenn Ryu

Via CZ Partners

Jenn,

I am pleased to conditionally offer you, pending a background check, the Full-Time Exempt position of Chief Financial Officer for Xponential Fitness LLC (“Company”) pursuant to the terms set forth in this offer letter. A summary of the initial compensation related to this offer is listed below. You will be responsible for the duties set forth on the position spec provided by CZ Partners.

GENERAL INFORMATION

Position: Chief Financial Officer

Start Date: October 19, 2026

Report To: Mike Nuzzo, CEO

COMPENSATION PACKAGE

Base Salary: $550,000 per year, less payroll deductions and withholdings, paid on the Company’s normal payroll schedule. As an exempt employee, you will not be entitled to overtime pay and your salary is intended to cover all hours worked including any hours worked more than 40 in a workweek or overtime as otherwise defined by applicable state law.

Annual Incentive Bonus: As part of your compensation plan, you are eligible for participation in the Annual Incentive Plan. Your target bonus opportunity is 60% of your annual base salary, contingent upon both company and personal performance. Bonuses will be awarded based on annual performance from 1/1/20XX to 12/31/20XX and if earned, will be paid in Q1 of the following Plan year. To be eligible for the AIP, you must be hired by October 1.

For 2027, you will receive a guaranteed $250,000 gross bonus to be paid during the normal AIP bonus cycle, expected to be in March 2028.

Sign-On Bonus: You will receive a $150,000 gross sign-on bonus, which is considered as taxable earnings, within 30 days of your start date. Should you voluntarily leave the organization within 12 months of your hire date, you agree to reimburse the company, pro-rated, by no later than your separation effective date.

Long-Term Incentive: You will receive a new hire and annual recurring grant of $1.7M in equity, comprised of 50% Restricted Stock Units (RSUs) and 50% Performance Share Units (PSUs), under the Long-Term Incentive Plan (the “Plan”) aka as the Omnibus Plan. Your grant is subject to the terms of the Plan and Award Agreements and board approval.

Severance: Please see the attached Executive Severance Plan for details related to severance. You are considered an Executive in the Tier category.

Indemnification Agreement: As an Executive Officer of the Company you will receive an Indemnification Agreement as part of your onboarding documents through Legal.

Cell Phone Allowance: $45/monthly

BENEFITS

You will be eligible to participate in all currently offered company benefits for regular, full-time employees, including medical benefits, 401K, paid vacation, ESPP and sick leave, subject to the terms, conditions, limitations, and exclusions of those programs. Details regarding currently offered company benefits will be made available to you at the beginning of your employment.

You will have 31 days from your first day to complete your benefit enrollment. On the first day of the month following your date of hire with the company, your elected health coverage will go into effect. You will be eligible to participate in our company-wide 401(k) plan after 60 days of employment. The Company currently matches employee contributions to 4% of base salary, which may be subject to change or discontinued in the future. Such contributions will fully vest upon completion of your second year of employment. Further enrollment details will be shared upon your first day of employment during orientation.

You will have the opportunity to enroll in our Employee Stock Purchase Program (the “ESPP”) where you will be able to purchase XPOF stock at a discount. There are two open enrollment windows throughout the calendar year, and the dates will be released later. The Company will deduct from your paycheck taxes assessed on any discount realized on purchases under the ESPP at your withholding rate. You are encouraged to consult with your tax professional regarding your potential tax liability in connection with your participation in the ESPP.

Currently, exempt employees do not accrue vacation and are not subject to any limits in how much vacation they take per year. Supervisors will approve paid vacation requests based on the employee’s progress on work goals or milestones, status of projects, fairness to the working team, and productivity and efficiency of the employee. An employee’s ability to take vacation is not a form of additional wages for services performed, but rather evidence of the Company’s commitment to provide exempt employees with a flexible work schedule. Since vacation is not allotted or accrued, there is no “unused” vacation time to be carried over from one year to the next nor paid out upon termination. A full description of these benefits is available for your review. The Company may change compensation and benefits from time to time at its discretion.

TERMS OF EMPLOYMENT

As a Company employee, you will be expected to abide by Company rules and policies, including, without limitation, all rules and policies set forth in the Company’s employee handbook.

This offer of employment is contingent upon the successful completion of a satisfactory background check. The Company reserves the right to rescind this offer of employment if the background check reveals information that is not satisfactory.

By signing below, you acknowledge, represent and warrant to the Company that you are not now under any obligation of a contractual nature to any person, business or other entity which is inconsistent or in conflict with this letter or which would prevent you from fulfilling your obligations for the Company.

While we hope that your employment will be mutually beneficial and rewarding, it is important that we note that you will be employed on an “at will” basis. Employment means that either you or Xponential Fitness LLC can terminate employment without notice, at any time, and with or without cause or reason. No statements or actions on the part of anyone at Xponential Fitness LLC of his or her title can change the at-will nature of your employment. The only way that the “at will” nature of employment may be changed is through a written contract for employment that expressly specifies different terms of employment, and which is signed by Human Resources. This represents an integrated agreement with respect to the at-will nature of your employment relationship and must be agreed to as a condition of your acceptance of this offer of employment.

This letter and attachments represent the entire offer, and no prior or subsequent oral commitments are effective. With the sole exception of the “at will” nature of employment, which shall always remain in effect, Xponential Fitness LLC reserves the right to make changes regarding any term or aspect of this agreement. By signing below, you acknowledge that you are not relying on any representations other than those set forth in this letter.

We hope that you are as excited as we are to have you join Xponential and will accept our offer of employment. Please signify your understanding and acceptance of the terms set forth in this letter. This offer will expire on 9/1/2026.

Please see the attached Executive Benefits Overview Guide, Omnibus Plan, Severance, and AIP Bonus Plan.

Sincerely,

/s/ Mike Nuzzo	/s/ Fabienne Lopez

Chief Executive Officer	Chief People Officer

ACKNOWLEDGMENT

I have read, understood and accepted all the terms and conditions of employment.

Signature	/s/ Jenn Ryu	Date	8/31/2026
Jenn Ryu

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